Exhibit 99.1

Cellectar Announces Updated Median Overall Survival of 26.2 Months from

Cohort 1 of CLR 131 Phase 1 Trial in Advanced Multiple Myeloma

Madison, Wisc. (November 7, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused, clinical stage biotechnology company (the “company”), today announces that the ongoing median overall survival (mOS) from Cohort 1 of the Phase 1 study of its lead PDC™ compound, CLR 131 has reached 26.2 months in patients with multiple myeloma. While no head-to-head studies have been conducted to date with CLR 131, for comparison, the median overall survival benefit seen with the three most recently FDA-approved third line therapies for multiple myeloma ranges from 11.9 – 18.6 months in separate trials.

In the first cohort, the 26.2-month mOS benefit was observed following a single 30-minute infusion of 12.5mCi/m2 in heavily pretreated patients who had an average of 5.8 prior lines of therapy. The second cohort, which received a single dose of 18.75 mCi/m2 has experienced a mOS of 15.4 months to date, and the third cohort, which received a single dose of 25 mCi/m2 has experienced 10 months of mOS to date. It is important to note that the trial remains ongoing, and the median overall survivals for all cohorts could continue to increase over time.

As previously disclosed, Cohorts 2 and 3 were initiated approximately 10 and 18 months after the initiation of Cohort 1, thus accounting for the difference in mOS between the cohorts. Even though the mOS in each cohort remains ongoing, the values in all cohorts already compare favorably with the historic survival benefit seen with standard chemotherapy in a relapsed/refractory multiple myeloma setting. The company continues to collect overall survival data on all evaluable trial participants and expects to provide timely updates as the data mature.

“The ongoing median overall survival from the first cohort exceeding two years, and the second cohort’s mOS surpassing 15 months underscore the clinical potential of our CLR 131 program in multiple myeloma,” said Jim Caruso, president and CEO of Cellectar Biosciences. “These observations taken together with the recently reported partial response from Cohort 3 leave us very optimistic with regard to advancing this compound through the clinic.”

About CLR 131
CLR 131 is an investigational compound under development for a range of hematologic malignancies. It is currently being evaluated as a single-dose treatment in a Phase 1 clinical trial in patients with relapsed or refractory (R/R) multiple myeloma (MM) as well as in a Phase 2 clinical trial for R/R MM and select R/R lymphomas with either a one- or two-dose treatment. CLR 131 represents a novel approach to treating hematological diseases and based upon preclinical and interim Phase 1 study data may provide patients with therapeutic benefits including, overall survival, an improvement in progression-free survival, and overall quality of life. CLR 131 utilizes the company's patented PDC™ tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131, directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About Phospholipid Drug Conjugates™ (PDCs™)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates™ (PDCs™). The company designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate the discovery and development of improved targeted novel therapeutic compounds. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs™ have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.
Cellectar Biosciences (Nasdaq: CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com